UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2022

GUESS?, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

Strada Regina 44, Bioggio, Switzerland CH-6934

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +41 91 809 5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 5, 2022, Guess Europe Sagl (the “Company”), a Swiss wholly-owned subsidiary of Guess?, Inc., as borrower, together with Guess? Europe, B.V., a Netherlands wholly-owned subsidiary of Guess?, Inc., as guarantor (the “Guarantor”), entered into a Revolving Credit Facility Agreement (the “Credit Agreement”) with UBS Switzerland AG (“UBS”) and Credit Suisse (Switzerland) Ltd (“Credit Suisse”), as lead arrangers and joint bookrunners, UBS, as agent, and the lenders party thereto.

The Credit Agreement provides for a EUR 250 million revolving line of credit. The credit facility is scheduled to mature on May 5, 2027. At closing, there were no direct borrowings under the credit facility. The Company terminated certain short-term borrowing arrangements totaling EUR 120 million with various banks in Europe concurrently with the closing of the Credit Agreement.

Under the Credit Agreement, the Company has an option to expand the revolving credit facility by up to EUR 100 million in the aggregate and an option to extend the maturity date by up to two years, subject to the terms and conditions of the Credit Agreement, including the willingness of existing or new lenders to undertake such increases or extensions.

The revolving credit facility may be used for working capital and other general corporate purposes. Borrowings under the facility bear interest based on the daily balance outstanding at the Euro Interbank Offered Rate (EURIBOR) plus an applicable margin (varying from 0.85% to 1.20%), provided that EURIBOR may not be less than 0.0%. The credit facility carries a commitment fee equal to the available but unused borrowing capacity multiplied by 35% of an applicable margin (varying from 0.85% to 1.20%). The Company is also required to pay a utilization fee on the total amount of the loans outstanding under the facility at rates varying from 0.10% to 0.20%, depending on the balance outstanding. The applicable margins are calculated quarterly and vary based on the leverage ratio of the Guarantor and its subsidiaries as set forth in the Credit Agreement.

The Credit Agreement also contains various annual sustainability key performance targets, the achievement of which would result in an adjustment to the interest margin ranging from a plus 5 basis points to a minus 5 basis points per year.

The Credit Agreement includes a financial covenant requiring a maximum leverage ratio of the Guarantor and its subsidiaries. In addition, the Credit Agreement includes customary representations and warranties, affirmative and negative covenants and events of default.

The Company may voluntarily reduce or terminate the revolver commitments and prepay outstanding loans under the Credit Agreement, in whole or in part, at any time, subject to customary administrative provisions.

The foregoing is intended only to be a summary of the Credit Agreement and is qualified in its entirety by the Credit Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

The Company issued a press release on May 9, 2022 announcing its new EUR 250 million credit facility. The press release making this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are included with this report:

Exhibit Number	Description of Exhibit

10.1	Revolving Credit Facility Agreement dated as of May 5, 2022, among Guess Europe Sagl, as borrower, Guess? Europe, B.V., as guarantor, UBS Switzerland AG (“UBS”) and Credit Suisse (Switzerland) Ltd (“Credit Suisse”), as lead arrangers and joint bookrunners, UBS, as agent, and the lenders party thereto.

99.1	Press release issued by Guess?, Inc. dated May 9, 2022.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:May 9, 2022	GUESS?, INC.

	By:	/s/ DENNIS R. SECOR
Dennis R. Secor
Interim Chief Financial Officer

4